Exhibit 19.1

ENERGY FUELS INC.
INSIDER TRADING POLICY

(As Approved by the Board on January 25, 2024)

PURPOSE

Energy Fuels Inc. (the “Company”) is a publicly traded company listed on the Toronto Stock Exchange (the “TSX”) and the NYSE American LLC (the “NYSE American,” and together with the TSX, the “Exchanges”). As such, trades in the Company’s securities[1] are subject to Canadian and U.S. securities laws, rules and regulations, as well as the rules and regulations of the Exchanges (collectively, “securities laws”). Securities laws generally prohibit trading or dealing in the securities of a company at a time when the person making the trade possesses material non-public information. Anyone violating these securities laws is subject to personal liability and could face criminal and civil penalties, fines, or imprisonment, and risks causing significant damage to the Company’s reputation. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the United States federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The purpose of this Policy is to assist Company Personnel (as defined below) in complying with their obligations. This Policy does not replace your responsibility to understand and comply with the legal prohibitions on insider trading and, if applicable, your obligation for insider reporting.

It is also important that Company Personnel avoid the appearance of impropriety and remain in full compliance with securities laws while trading in securities of the Company, including without limitation the purchase and sale of common shares, the sale of shares resulting from vested grants of restricted stock units (“RSUs”), and the exercise of stock options, stock appreciation rights (“SARs”) or other equity awards and the sale of any shares resulting from any such exercises. Accordingly, you must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of your employment with, or other relationship to, the Company. If you have any doubt as to whether a particular situation requires refraining from effecting a transaction in the Company’s securities or sharing information with others, such doubt should be resolved against taking such action.

COMPANY PERSONNEL

The following persons are required to observe and comply with this Policy:

a.all directors, officers and employees of the Company or its subsidiaries;

b.any other person retained by or engaged in business or professional activity on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor or adviser), that the Company’s Compliance Officer designates as being subject to this Policy;

c.any family member, spouse or other person living in the household or a dependent child of any of the individuals referred to in Sections (a) or (b) above; and

d.partnerships, trusts, corporations, Registered Retirement Savings Plans (“RRSPs”) and similar entities over which any of the above-mentioned individuals exercise control or direction.

For the purposes of this Policy, the persons listed above are collectively referred to as “Company Personnel.” Sections (c) and (d) should be carefully reviewed by Company Personnel; those sections have the effect of making various family members or holding companies or trusts of the persons referred to in Sections (a) and (b) subject to the Policy. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

In this Policy, the Company’s “Compliance Officer” is the Company’s Chief Legal Officer.

MATERIAL NON-PUBLIC INFORMATION

“Material non-public information” is information that:

a.could reasonably be expected to have a significant effect, positive or negative, on the market price or value of the Company’s securities; or

b. a reasonable investor would consider important in making an investment decision regarding the purchase or sale of the securities of the Company,

and that has not been previously disclosed or published by means of a broadly disseminated news release or securities filing with a reasonable amount of time having been given for investors to consider the information.

Examples of information that could be considered to be material information include but are not limited to: financial results and changes in financial performance; projections and strategic plans; drilling results; resource and reserve estimates; corporate acquisitions and dispositions; negotiations concerning contracts with outside parties; changes to assets and operations; changes in ownership of the Company’s securities that may affect the control of the Company; changes in senior management or the Board of Directors; litigation or regulatory challenges; environmental liabilities or regulatory non-compliance; changes in corporate structure, such as reorganizations; changes in capital structure; new debt or events of default; public or private sale of additional securities; receipt of, or any delay in receipt or failure to receive governmental approvals; entering into or loss of contracts; labor disputes or disputes with contractors, customers or suppliers; takeover bids and issuer bids; and any decision to implement such a change by the Company’s Board of Directors or by senior management who believe that confirmation of the decision by the Company’s Board of Directors is probable.

If you have any doubt whether certain information is “material,” you should not trade or communicate such information. Information is “non-public” until it has been made available to investors generally, such as in publicly available reports filed with the applicable Exchanges or securities commission or in press releases issued by a company. In general, information may be presumed to have been available to investors after one full trading day following the formal release of such information. If, for example, the Company were to make an announcement prior to the opening of trading on a Monday, you should not trade in the Company’s securities until the opening of trading on Tuesday. If an announcement were made on a Monday, but after the opening of trading on that day, you should not trade in the Company’s securities until the opening of trading on Wednesday.

In addition, it is the policy of the Company that no Company Personnel who, in the course of working for the Company, learns of material non-public information about another company with which the Company does business, including a customer or supplier of the Company, or a counterparty in negotiation of a material potential transaction, may trade in that other company’s securities until the information becomes publicly available or is no longer material.

Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

PROHIBITED ACTIVITIES APPLICABLE TO ALL COMPANY PERSONNEL

The following activities are prohibited for all Company Personnel:

Insider Trading: Subject to the limited exceptions set out below, you must not engage in trading in any securities, whether of the Company or of any other public companies, while in possession of material, non-public information regarding such securities (“insider trading”).

Under this Policy, “trading” includes any sale or purchase of securities of the Company, including but not limited to: (a) hedging or monetization transactions or similar arrangements with respect to securities of the Company; (b) holding Company securities in a margin account or pledging Company securities as collateral for a loan; (c) buying or selling puts or calls or other derivative securities on the Company’s securities; (d) the exercise of stock options or SARs granted under the Company’s equity awards plans; and (e) the purchase of any other securities under any other Company benefit plan or arrangement.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Tipping: You must not disclose material, non-public or other confidential information relating to the Company, or other companies when obtained in the course of service to the Company, to anyone, inside or outside of the Company (including family members) (“tipping”), except on a strict need-to-know basis as is necessary in the course of the Company’s business and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company’s business should be immediately brought to the attention of the Company’s Compliance Officer for resolution. You must also refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or any other company, while in possession of material, non-public information about those securities or that company. Both the person who provides the information and the person who receives the information are liable under securities laws if the person who receives the information trades in securities based on the provided non-public information.

Trading During Blackout Periods: Company Personnel who are Restricted Personnel (defined below) must not, directly or indirectly, trade in securities of the Company during any Blackout Period. See “Blackout Periods,” below.

ADDITIONAL PROHIBITED TRANSACTIONS APPLICABLE ONLY TO INSIDERS:

The following additional activities are prohibited for directors and reporting officers (meeting the definition of “officer” pursuant to Section 16a-1(f) (“Section 16”) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the definition of “reporting insider” pursuant to Canadian National Instrument (“NI”) 55-104 “Insider Reporting Requirements and Exemptions”) of the Company or any of its subsidiaries, as well as:

a. any family member, spouse or other person living in the household or a dependent child of any such director or reporting officer; and

b.partnerships, trusts, corporations, RRSPs and similar entities over which any such director or reporting officer exercise control or direction,

collectively referred to in this Policy as “Insiders.”

Short Term or Speculative Transactions in the Company’s Securities:

The Company considers it improper and inappropriate for any Insiders to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Insiders may not engage in any of the following transactions:

Short-term Trading. Short-term trading of the Company’s securities may be distracting and may unduly focus Insiders on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Insider who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase without pre-clearance. Under very special circumstances, short-term trading may be permitted. The person wishing to sell Company securities during the six months following the open market purchase must first pre-clear the proposed transaction with the Company’s Compliance Officer. Any request for pre-clearance of a short-term trading arrangement must be submitted to the Company’s Compliance Officer at least five (5) trading days prior to the proposed execution of the transaction and must set forth a justification for the proposed transaction.

U.S. securities laws additionally prohibit Insiders from realizing any “short-swing profit” in securities of the Company. Any profit realized by directors or officers of the Company or its subsidiaries on a purchase and sale or sale and purchase of the Company’s equity securities within any six (6)-month period belongs to and is recoverable by the Company. See “Section 16 Short Swing Trading Rules,” below.

Short Sales. No Insider shall directly or indirectly engage in a short sale of the Company’s securities (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans and the number of securities acquired on such exercise equals or exceeds the number of securities sold). A short sale is a sale of securities not owned or fully paid for by the seller or, if owned and fully paid, not delivered against such sale within twenty (20) days thereafter. Investing in securities of the Company provides an opportunity to share in the growth of the Company. However, a short sale of the Company’s securities evidences an expectation on the part of the seller that the securities will decline in value. Such sales put the personal gain of the Insider in conflict with the best interests of the Company.

In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company’s stock and may create the appearance that the Insider is trading based on inside information. Transactions in options also may focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities by Insiders, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section captioned “Hedging Transactions,” below.

Hedging Transactions. In order to ensure the effectiveness of share ownership policies aimed at aligning the interests of Insiders with shareholders, Insiders are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities of the Company granted as compensation or held, directly or indirectly, by the Insider. These types of transactions allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Insiders from engaging in such transactions.

Pledges. Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Insider who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Company’s Compliance Officer at least five (5) trading days prior to the proposed execution of documents evidencing the proposed pledge.

Prohibition on Holding Securities in Margin Accounts. Because securities held in a margin account with a broker or bank may be sold without the accountholder’s consent in the event of a margin call, to avoid any risk that a margin call results in the sale of securities issued by the Company at a time when an individual has knowledge of confidential material information or is otherwise prohibited from trading, no Insider shall purchase on margin or hold in a margin account with a brokerage firm, bank or other entity any securities of the Company. This means such persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase the Company securities (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans and the exercise price of the securities acquired on such exercise equals or exceeds the amount borrowed).

Pre-Clearance:

Insiders must not, directly or indirectly, trade in securities of the Company (in Canada, the United States or any other country or jurisdiction), except in accordance with the pre-clearance procedures described below.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to your transactions in Company securities even after your employment or other relationship with the Company and its subsidiaries terminates, for so long as you continue to be in possession of material non-public information. If you are in possession of material non-public information when your employment or other relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

BLACKOUT PERIODS

The restrictions on trading in the Company’s securities set out in this section will apply to the following persons:

a.all directors, officers and salaried employees of the Company or its subsidiaries;

b.any other employee that the Company’s Compliance Officer designates as being subject to this section;

c.any other person retained by or engaged in business or professional activity on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor or adviser), that the Company’s Compliance Officer designates as being subject to this section;

d.any family member, spouse or other person living in the household or a dependent child of any of the individuals referred to in Sections (a), (b) or (c) above; and

e.partnerships, trusts, corporations, RRSPs and similar entities over which any of the above-mentioned individuals exercise control or direction,

collectively referred to in this Policy as “Restricted Personnel.”

Subject to the limited exceptions set out below, Restricted Personnel are prohibited from trading the Company’s securities during each period of time when financial statements are being prepared but results have not yet been publicly disclosed (a “Scheduled Blackout Period”). A Scheduled Blackout Period will commence at 8:00 am (Toronto time) on the first trading day after the period that is 14 calendar days after the end of each fiscal quarter or fiscal year end, as the case may be, and ending after one (1) full trading day following the formal release of such information. If, for example, the Company were to issue a news release disclosing the quarterly or annual financial results prior to the opening of trading on a Monday, Restricted Personnel would be prohibited from trading in the Company’s securities until the opening of trading on Tuesday. If the news release were made on a Monday, but after the opening of trading on that day, Restricted Personnel would be prohibited from trading in the Company’s securities until the opening of trading on Wednesday. In this Policy, a “trading day” shall mean any full day on which any of the Company’s securities trade on either of the Exchanges (or on any other exchanges the Company may become listed on in the future).

Additional restrictions on trading may be prescribed from time to time by the Company’s Compliance Officer as a result of special circumstances (an “Additional Blackout Period” and, together with a Scheduled Blackout Period, a “Blackout Period”). All parties with knowledge of such special circumstances shall be covered by such Additional Blackout Period. Affected parties may include external advisors, such as legal counsel, investment bankers and counterparties in negotiations of material potential transactions.

Every person subject to a Blackout Period who intends to purchase or sell securities of the Company, directly or indirectly, (or who stands to benefit from a purchase or sale of securities of the Company by a family member) during a trading restriction is required to obtain the prior approval of the Company’s Compliance Officer. The Company’s Compliance Officer may waive the application of any particular Blackout Period in respect of one or more such person(s) where the Company’s Compliance Officer has determined that it is not inappropriate, and the person(s) is/are not privy to non-public material information. Such waiver shall be reported to the Company’s Disclosure Committee.

Blackout Periods do not apply to:

•trading activities pursuant to a Pre-Approved Trading Plan (defined below);

•the issuance of shares under vested RSUs which were granted previously at a time that did not fall within a Blackout Period, provided that the Blackout Period will apply to the sale of any shares issued under the RSUs. Applicable laws will be complied with in determining and implementing Blackout Periods associated with any other benefit plans the Company may have; and

•the exercise by the Company of a pre-arranged tax withholding right pursuant to which Restricted Personnel elect to have the Company withhold and sell shares subject to vested RSUs or other equity award to satisfy tax withholding requirements.

Remember that trading outside the Blackout Periods or being excluded from the list of persons subject to the Blackout Periods will not relieve you from liability if you are aware of material non-public information.

All efforts will be made to advise of Blackout Periods as soon as possible; however, it is your responsibility to ensure that you are not in violation of the prohibition against trading during a Blackout Period by pre-clearing transactions in accordance with this Policy.

PRE-CLEARANCE

To help prevent inadvertent violations of securities laws and to avoid even the appearance of trading on inside information, Insiders and any other persons designated by the Company’s Compliance Officer as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Company’s Compliance Officer.

The Company’s Compliance Officer will maintain and publish a list of the persons that are subject to the pre-clearance requirements. A request for pre-clearance should be submitted to the Company’s Compliance Officer at least one (1) trading day in advance of the proposed transaction. The Company’s Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading five (5) trading days following the day on which it was granted. If the transaction does not occur during the five (5)-day period, pre-clearance of the transaction must be re-requested. The Company’s Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

Pre-clearance is not required for purchases and sales of securities under a Pre-Approved Trading Plan (as defined below). With respect to any purchase or sale under a Pre-Approved Trading Plan, the third-party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the Company’s Compliance Officer or the Compliance Officer’s designee.

In the absence of the Compliance Officer, transactions may be pre-cleared by the Chief Financial Officer, provided that any transaction by the Chief Financial Officer or the Chief Financial Officer’s family members may, in the absence of the Compliance Officer, only be approved by the Chief Executive Officer.

In any case where this Policy would require the Company’s Compliance Officer or the Compliance Officer’s family members to obtain pre-clearance of a plan or transaction, such pre-clearance may not be granted by the Company’s Compliance Officer and must instead be granted by the Chief Financial Officer, or in the Chief Financial Officer’s absence, the Chief Executive Officer. In any case where this Policy would require the Chief Executive Officer or President or their family members to obtain pre-clearance of a plan or transaction, such pre-clearance may not be granted by the Company’s Compliance Officer and must instead be granted by the approval of any two (2) of the Chair of the Company’s Board of Directors, the Chief Financial Officer and the Company’s Compliance Officer.

PRE-APPROVED TRADING PLANS

Notwithstanding any of the prohibitions contained in this Policy, Company Personnel may trade in Company securities at any time pursuant to a contract, instruction or trading plan that has been properly adopted and is properly administered in accordance with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) and an automatic securities purchase plan or automatic securities disposition plan, as defined in National Instrument 55-104 (an “Automatic Securities Purchase or Disposition Plan,” and together with a Rule 10b5-1 Plan, a “Pre-Approved Trading Plan” or “Plan”). All adopted Pre-Approved Trading Plans must comply with all applicable policies established by the Company, in addition to complying with applicable Canadian and United States laws. As all Plans trading in the Company’s securities must be duly compliant with the aforementioned Canadian and U.S. securities laws, the more restrictive laws between the two are deemed to apply in each case.

The rules applicable to Pre-Approved Trading Plans are complex and technical in nature, so you should not employ a Pre-Approved Trading Plan without obtaining advice from legal counsel. A Pre-Approved Trading Plan may not be adopted at any time when you are aware of material non-public information or are subject to a Blackout Period.

Prior to adopting, amending, suspending or terminating a Pre-Approved Trading Plan, the creator of the Plan (the “Plan Creator”) must confer with, and obtain the prior approval of, the Company’s Compliance Officer, which will be provided promptly.

Each Pre-Approved Trading Plan must satisfy the following criteria in order to be approved by the Company’s Compliance Officer:

a.the Plan must be in writing;

b.the Plan must not be entered into at a time when the Plan Creator has material non-public information (for the avoidance of doubt, adoption of a Plan while aware of such information, but where such information is subsequently disclosed prior to any trades made under the Plan, is not sufficient to rely on the Rule 10b5-1 safe harbor);

c.at the time the Plan is entered into, the Plan Creator must be in compliance with this Policy and any applicable Company share ownership policies, and entering into the Plan must not be inconsistent with those policies;

d.the Plan may not be adopted during a Blackout Period;

e.The Plan must have a term of at least six (6) months and no more than two (2) years in order to minimize the need for any voluntary modifications, terminations or suspensions;

f.if a director or a reporting officer subject to Section 16, the Plan Creator is required to include a representation in the Plan certifying that, at the time the Plan Creator enters into the Plan, the Plan Creator is not aware of any material non-public information about the security or Company, and that the Plan Creator is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws;

g.no purchases or sales may occur until the expiration of a mandatory waiting period (also known as a cooling off period) of at least 30 days between establishment of the Plan and the date the initial trade is made under the Plan; provided that, where the Plan Creator is an Insider, no purchases or sales may occur until the expiration of a mandatory waiting period of the later of: (1) 90 days following adoption of the Plan, or (2) two business days following the disclosure of the

Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (but, in any event, not to exceed 120 days following Plan adoption) (the “Mandatory Waiting Period”);

h.The Plan shall prohibit any modification, termination, suspension or lifting of a suspension of the Plan during a Blackout Period. Any modification or change to the amount, price or timing of the purchase or sale of securities under a Plan, including any other change that has any of these effects (such as a suspension or lifting of a suspension), will be deemed to be a termination of the Plan and the adoption of a new Plan and must be subject to Company review and pre-approval similar to when the Plan was initially adopted. Consequently, a new mandatory waiting period in accordance with the Mandatory Waiting Period must be observed following the adoption of the new Plan (which, for the avoidance of doubt, must also meet the requirements of Rule 10b5-1 at the time of adoption);

i.In order to eliminate any appearance that the Plan Creator is trying to trade before a material development is announced, the Plan must not be designed to result in large trades at the beginning of the Plan term (Plans that could result in large trades at the beginning of the Plan term are permitted if the large trades are the result of a formula that does not favor large trades at the beginning of the Plan term) and, further, Plans designed to effect the open-market purchase or sale of the total amount of securities in a single open market transaction may not be used by the Plan Creator more than once in a 12-month period, except for Qualified Sell-to-Cover Plans (as defined below);

j.The Plan’s terms shall specify a non-discretionary trading method, such as through a specified amount of securities to be purchased or sold and the price and date for each purchase or sale or a written formula, algorithm or computer program for determining the amount, price and date for each transaction, and in any event the Plan shall not allow the Plan Creator to exercise any subsequent influence over how, when or whether to make purchases or sales;

k.the Plan shall not delegate discretion for trading decisions to a broker or other agent, in order to avoid any inference of the Plan Creator’s improper influence or discretion over the Plan;

l.all Plans must use a broker accepted by the Company as suitable to implement Pre-Approved Trading Plans, rather than necessarily the Plan Creator’s own individual broker, in order to avoid any perception that an Insider is inappropriately communicating with or influencing the broker. This will also support timely trade notifications for Section 16(a) filings;

m.the Company’s Compliance Officer will require a pre-approved form of Plan, which would allow flexibility on specific trading terms of the Plan while ensuring that other Plan provisions remain consistent;

n.each Plan Creator shall have no more than one Pre-Approved Trading Plan outstanding at any time, except for: (1) a Plan that is limited to the sale of that number of securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, provided the Plan Creator does not otherwise exercise control over the timing of such sales (a “Qualified Sell-to-Cover Plan”); (2) separate contracts with multiple broker-dealers or agents that, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1; or (3) a “replacement” Plan pursuant to subpart (h), above, that complies with the Mandatory Waiting Period and under which no transactions occur until all trade under the previous Plan are completed or the previous Plan expires without execution; and

o.the Plan shall otherwise comply with all applicable securities laws.

Transactions must be made strictly in accordance with the terms of the Pre-Approved Trading Plan; the Plan Creator must not alter or deviate from the Plan (whether by changing the amount, price or timing of the sale or purchase, or otherwise), except to the extent explicitly permitted in subpart (h) above, and the Plan Creator must not enter into or alter a corresponding or hedging transaction or position with respect to the Company’s securities subject to the Plan. Any transactions made subsequent to a Plan’s termination (whether voluntarily or due to its natural expiry) should be carefully considered to avoid unfavorable inferences by the market, regardless of legality.

The Company may restrict the number of securities authorized to be traded through a Pre-Approved Trading Plan at any one time or during any specified trading day or period, based on the total trading volume at such time or during such day or period, the total number of securities traded at any one time or during any one period under all outstanding Pre-Approved Trading Plans, or such other criteria as the Company may consider appropriate.

Entering into, renewing, amending, modifying, terminating, suspending or lifting a suspension of a Pre-Approved Trading Plan must be done (1) when the Plan Creator is not aware of any material non-public information about the Company or its securities and (2) in good faith and not as part of a plan or scheme to evade the applicable securities laws.

The Company may at any time conduct an internal review of Company Personnel trades and compliance with their Pre-Approved Trading Plans. Such reviews may be conducted annually or more frequently, and trades may also be reviewed following extreme price swings in the Company’s share price.

Once a Pre-Approved Trading Plan is established, the Plan Creator may not trade securities of the Company outside of the Plan (other than in underwritten public offerings, the grant of securities by the Company to the Plan Creator pursuant to any Company equity plan, or the acquisition of shares upon the exercise of stock options or SARs by the Plan Creator).

The Company reserves the right to consider and determine whether public announcement of a Pre-Approved Trading Plan should be made, which may include announcement of the adoption, any modification to, and the termination or suspension of the Plan, either through a press release or by a Form 8-K or otherwise. All transactions reported to the U.S. Securities and Exchange Commission (“SEC”) on Forms 4 and 5, which are intended to qualify for the Rule 10b5-1 safe harbor, must clearly state such intent.

TRANSACTIONS UNDER COMPANY PLANS:

Receipt of Shares Pursuant to RSUs or Similar Equity Awards. The receipt of shares pursuant to vested RSUs or a similar equity award (other than through the exercise of stock options or SARs) and the exercise of a pre-arranged tax withholding right pursuant to which you previously elected to have the Company withhold and sell shares subject to vested RSUs or another equity award to satisfy tax withholding requirements is exempt from this Policy.

Related Sales. This Policy applies to any sale of stock acquired pursuant to any Company equity plans, including any sale as part of a broker-assisted cashless exercise of an option and any sale necessary to generate the cash needed to pay taxes or any applicable exercise price except through a Pre-Approved Trading Plan or pre-arranged tax withholding right. In other words, even though your acquisition of stock under a Company equity plan may be exempt from or permitted by this Policy, you may not sell the stock you acquire under the Company equity plan, sell stock in anticipation of your acquisition, or engage in any other transactions involving Company securities unless you do so in compliance with this Policy or pursuant to a Pre-Approved Trading Plan or pre-arranged tax withholding right.

INSIDER REPORTING OBLIGATIONS

Immediately after becoming a reporting Insider (as defined in applicable securities law), and immediately following the purchase, sale or bona fide gift of securities of the Company, a reporting Insider must complete all Insider reports required by applicable securities laws within the prescribed time periods. The Corporate Secretary of the Company will provide guidance and inform those individuals who meet the applicable definitions of reporting Insiders and may provide filing support to them as deemed appropriate. However, the Company is not responsible for alerting reporting Insiders of their obligations or for filing Insider trading reports, other than in connection with the initial issuance of securities by the Company or from the Company’s treasury.

SECTION 16 SHORT SWING TRADING RULES

Section 16(b) of the Exchange Act prevents Insiders from realizing any “short-swing profit” in Company securities. Any profit realized by an Insider on a purchase and sale or sale and purchase of equity securities of the Company within any six-month period belongs to and is recoverable by the Company, and any stockholder may bring an action for collection on behalf of the Company. Your transactions will be matched so that the greatest profit may be recovered. Insiders should carefully review with their legal advisor any proposed transaction to ensure that it will not result in their “profit” being disgorged to the Company.

RULE 144 REQUIREMENTS

All Company securities sold by or on behalf of Insiders in the public market must be sold in accordance with the technical requirements of Rule 144, including the filing of a Form 144 with the SEC prior to or concurrently with the trade, even if the securities were purchased in the open market. A knowledgeable broker can assist you with the necessary paperwork. Please provide advance notice of a proposed sale to the Company’s Compliance Officer in order to expedite the process, resolve any issues and avoid any Rule 144 violations. Please note that special considerations apply to the preparation and filing of Forms 144 that relate to sales pursuant to Pre-Approved Trading Plans.

COMPLIANCE

Your actions with respect to matters governed by this Policy are significant indications of your judgment, ethics, and competence. Any actions in violation of this Policy may be grounds for disciplinary action, up to and including immediate dismissal, as well as exposure to civil and criminal liability.

EFFECTIVE DATE

This Policy was approved by the Board of Directors of the Company on November 5, 2015 and became effective on that date, with the exception of the following sections, all of which are effective as of January 1, 2016:
•“Short Term Trading” (under the general headings “Additional Prohibited Transactions Applicable Only to Insiders: Short Term or Speculative Transactions in the Company’s Securities”);
•“Pre-Clearance” (under the general heading: “Additional Prohibited Transactions Applicable Only to Insiders”);
•“Pre-Clearance”;
•“Section 16 Short Swing Trading Rules”; and

•“Rule 144 Requirements.”

[1] “Securities” include common shares and any other security that the Company may issue including preferred shares, options, deferred share units, performance units, restricted stock, restricted stock units, stock appreciation rights, debentures, warrants, puts, calls and other derivative instruments with respect to such securities and any other securities that are convertible or exchangeable into such securities.